                                EXHIBIT (99)
                   COPY OF PRESS RELEASE ISSUED BY PARENT
                     COMPANY RELATING TO 1993 EARNINGS

                                         |        CONTACT:
                                         |        Steve Meyer     317-261-8995
       IPALCO Enterprises, Inc.          |        John Brehm      317-261-8416
                                         |        Steve Plunkett  317-261-8013
            News Release                 |
                                         |        FOR RELEASE:
                                         |
_________________________________________|____________________________________



                               IPALCO ENTERPRISES, INC.
                          REPORTS FINANCIAL RESULTS FOR 1993


        Indianapolis, IN, January 25, 1994 -- IPALCO Enterprises, Inc. (NYSE: IPL), today announced financial results for 1993.

        Net income for the year ended December 31, 1993, was $75.4 million or $2.00 per share, compared to $88.3 million, or $2.35 per share, during the comparable period in 1992. During the fourth quarter of 1993, net income was $18.0 million, or 48 cents per share, compared to $20.0 million, or 53 cents per share, in 1992.

        The 1993 results reflect the third quarter, one-time, nonrecurring charge for costs associated with the tender offer to shareholders of PSI Resources, Inc. IPALCO expensed to Other Income and Deductions the associated legal, financial and administrative costs totaling $21.1 million after taxes, an impact of 56 cents per share.

        Financial results for 1993 of Indianapolis Power & Light Company (IPL), IPALCO's principal subsidiary, reflect a substantial improvement over the comparable period in 1992. Utility operating income for 1993 was $142.4 million, compared to $134.2 million in 1992.

                          - more -
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         Utility operating revenues during 1993 were $664.3 million versus $633.2 million during 1992. Retail kilowatthour sales during 1993 increased 5.9 percent compared to 1992. The increase in sales is primarily attributable to a return of more normal weather this year as compared to 1992 and the continued strength of the service territory's economy.

        Cooling degree days were up 4 percent above normal during 1993, and heating degree days were .3 percent above normal. Sales to industrial customers, which are less weather-sensitive, increased 5.6 percent in 1993 compared to 1992.

        Commenting on the results, John R. Hodowal, Chairman and Chief Executive Officer of IPALCO, said, "We are pleased with the 1993 financial results of our principal subsidiary, Indianapolis Power
& Light Company. The strong sales growth in our non-weather-sensitive industrial sector continues to demonstrate the underlying strength of IPL's service territory.

        "As one of the nation's lowest cost providers of energy to any service territory and with our continued attention to cost control and superior customer service, we believe that IPALCO will continue to help fuel the growth of our Indiana economy," Hodowal added.

        "We are also pleased that 1993 marked a year of progress for our unregulated energy ventures. In Cleveland, Ohio, Cleveland District Cooling Corporation began operation of a district air conditioning system for downtown Cleveland. Indianapolis Campus Energy (ICE) announced that it will design, build and operate a campus energy facility for Eli Lilly and Company. And SHAPE, another unregulated subsidiary of IPALCO's which stands for "Store Heat and Produce Energy," began testing a heat storage device for the trucking industry that will save energy and improve the environment."

                             - add one -
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                  Hodowal concluded, " We are very excited about IPALCO's
future. We will continue to seek out the products and services that our customers desire and reward our shareholders appropriately."































                                 - add two -

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                                    IPALCO Enterprises, Inc.
                                 Fourth Quarter Earnings Report
                                          December 1993



(In thousands except               December 31              December 31
for per-share amounts)           1993        1992         1993        1992
- -----------------------       --------------------     ---------------------

Earnings per share
of Common Stock               $    .48    $    .53     $   2.00    $   2.35

Utility Operating
Revenues                      $158,870    $156,630     $664,303    $633,203

Utility Operating
Income                        $ 30,426    $ 31,234     $142,368    $134,240

Net Income                    $ 18,047    $ 19,975     $ 75,422    $ 88,342

Weighted Average Shares of
Common Stock Outstanding        37,681      37,644       37,668      37,597



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